                                                             EXHIBIT 24.2.g.(ii)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                         SEI OPPORTUNITY MASTER FUND, LP

         AGREEMENT made this 23 day of July, 2003 between SEI Investments Management Corporation (the "Adviser") and Pacific Alternative Asset Management Company, LLC (the "Sub-Adviser").

         WHEREAS, SEI Opportunity Master Fund, LP, a Delaware limited partnership (the "Fund"), is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated May 20, 2002 (the "Advisory Agreement") with the Fund, pursuant to which the Adviser acts as investment adviser to the Fund; and

         WHEREAS, the Adviser, with the approval of the Fund, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the parties hereto agree as follows:

1. DUTIES OF THE SUB-ADVISER. Subject to supervision by the Adviser and the Fund's Board of Directors, the Sub-Adviser shall provide investment advice on all investments, securities and assets, on a continuous and ongoing basis, at Sub-Adviser's expense, all of the securities and other assets of the Fund entrusted to it by the Adviser (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with the Fund's investment objectives, policies and restrictions as provided in writing from time to time by the Adviser to the Sub-Adviser, and subject to the following:

(a) The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser and in compliance with the procedures described below in this subparagraph (a), recommend from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash. The Sub-Adviser acknowledges that the Fund will seek to achieve its investment objectives by investing and reinvesting the Assets primarily in a portfolio of equity interests issued by limited partnerships, limited liability companies, business trusts and similar business vehicles whose primary business is investing in securities and other financial instruments but that are not registered or required to register as investment companies under the 1940 Act. Monthly, the Sub-Adviser shall deliver (by facsimile or as otherwise directed) to the Adviser a list of the transactions that the Sub-Adviser recommends the Fund engage in, together with appropriate supporting information. The Sub-Adviser will deliver this list sufficiently in advance of the proposed date for execution of such recommended transactions so as to allow the Adviser a reasonable period of time during which to evaluate such recommended transactions. The Sub-Adviser acknowledges that the Adviser has retained the right to determine whether the Fund shall enter into any such recommended transactions, and in this regard, the Sub-Adviser agrees not to implement any such transaction if, prior to the proposed date of such transaction, the Adviser notifies the Sub-Adviser (including by telephone) that it vetoes such transaction ("Veto"). The Sub-Adviser agrees to implement those transactions that it recommends pursuant to this subparagraph (a) and that are not timely vetoed by the Adviser.

(b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund's Operating Agreement (as defined herein) and with the instructions and directions of the Adviser and of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c) The Sub-Adviser shall determine, subject to the Veto procedures in paragraph 1(a), the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the Fund's policy with respect to brokerage as determined by the Board of Directors or the Adviser from time to time, in conformity with all applicable laws. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Consistent with any guidelines established by the Board of Directors of the Fund and
         Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Fund's principal underwriter) and to take into account the sale of shares of the Fund if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund's Assets be purchased from or sold to the Adviser, the Fund's principal underwriter, or any affiliated person of either the Fund, Adviser, or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the 1940 Act. The Sub-Adviser shall not be responsible for any acts or omissions by any broker or dealer, unless the Sub-Adviser is negligent in the selection of any such broker or dealer.

(d) The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5),
         (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Directors such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Directors may reasonably request.

         The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Fund with the Securities and Exchange Commission (the "SEC") or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e) The Sub-Adviser shall provide the Fund's custodian on a monthly basis with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser.

(f) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Fund.

(g) The Sub-Adviser shall promptly notify the Adviser (i) of any business or financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitments under this Agreement, (ii) if the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Fund, (iii) if the Sub-Adviser shall fail to be registered as a commodity pool operator or commodity trading advisor under the Commodity Exchange Act, as amended, or shall fail to maintain any similar type of registration under the laws of any jurisdiction in which the Sub-Adviser is required to be so registered in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the

         Fund, or (iv) if the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(h) The Sub-Adviser shall review all proxy and consent solicitation materials and be responsible for voting and handling all proxies and consents in relation to the securities held as Assets in the Fund consistent with the economic interest of the Fund. The Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies or consents to the Sub-Adviser.

(i) The Sub-Adviser shall be deemed to be an independent contractor and, except as otherwise provided herein, the Sub-Adviser shall not have authority to act for, represent or bind in any way, and shall not otherwise be deemed to be an agent of, the Fund or the Adviser. Nothing contained herein (other than the Adviser's or the Sub-Adviser's ownership of a membership interest in the Fund) shall create or constitute the Sub-Adviser or any person in which the Fund is invested and the Fund or the Adviser as members of any partnership, limited liability company, joint venture, association, syndicate, unincorporated business or other separate entity, and nothing contained herein shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other such entity (other than as set forth in this Section 1(i)).

         The Adviser hereby, pursuant to authority granted to it by the Fund, constitutes and appoints the Sub-Adviser as the Fund's true and lawful representative and attorney-in-fact, in the Adviser's name, place and stead, to make, execute, sign and acknowledge all subscription agreements and similar contracts on behalf of the Fund as in the Sub-Adviser's judgment are necessary or desirable for the Sub-Adviser to implement the investment policies of the Fund by purchasing, selling and redeeming Assets and placing orders for such purchases and sales (provided that the Sub-Adviser will not take any such actions in respect of transactions that the Adviser, pursuant to the procedures set forth in Section 1.1(a), has vetoed). The foregoing power of attorney is revocable, and will terminate in any event upon the termination of this Agreement.

2. DUTIES OF THE ADVISER. The Adviser shall oversee and review the Sub-Adviser's performance of its duties under this Agreement (including by exercising its discretion over recommended investments pursuant to the procedures set forth in Section 1.1(a)); provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Fund's Operating Agreement (as defined herein), the instructions and directions of the Board of Directors of the Fund or of the Adviser, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a) Operating Agreement of the Fund (such Operating Agreement, as in effect on the date of this Agreement and as amended from time to time, herein called the "Operating Agreement"); and

(b) By-Laws of the Fund (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, herein called the "By-Laws").

4. COMPENSATION TO THE SUB-ADVISER. The Adviser, out of the fee it receives from the Fund under the Advisory Agreement, will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the facilities furnished and for the expenses borne by the Sub-Adviser a fee in accordance with Schedule A of this Agreement.

5. INDEMNIFICATION. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser's obligations under this Agreement; provided, however, that the Sub-Adviser's obligation under this Paragraph 5 shall be reduced to the extent that the claim against the Adviser, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement; and provided further, however, the Sub-Adviser shall assume no responsibility in connection with the performance of its duties under this Agreement for errors of judgment or other actions taken or omitted to be taken absent the Sub-Adviser's negligence or misconduct.

         The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser's obligations under this Agreement; provided, however, that the Adviser's obligation under this Paragraph 5 shall be reduced to the extent that the claim against the Sub-Adviser, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

6. DURATION AND TERMINATION. This Agreement shall become effective upon approval by the Fund's Board of Directors and its execution by the parties hereto.

         This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act and the rules and regulations thereunder; provided, however, that this Agreement may be terminated:

(a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund;

(b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the Sub-Adviser; or

(c) by the Sub-Adviser at any time, without the payment of any penalty, on 30 days' written notice to the Adviser.

         This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Fund. As used in this Paragraph 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions or no-action positions as may be granted by the SEC or its staff under the 1940 Act.

         In the event that this Agreement is terminated, the Sub-Adviser agrees to cooperate with the Adviser and any successor sub-adviser to the Sub-Adviser and provide the Fund's books and records or take such other action as may be reasonably requested by the Adviser in order to ensure that continuous, high quality services are provided to the Fund.

7. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

         To the Adviser at:              SEI Investments Management Corporation
                                         One Freedom Valley Road
                                         Oaks, PA 19456
                                         Attention: Legal Department

         To the Sub-Adviser at:          Pacific Alternative Asset Management
                                         Company, LLC
                                         2030 Main Street, Suite 500
                                         Irvine, CA 92614
                                         Attention: Chief Operating Officer

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11. MISCELLANEOUS. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI INVESTMENTS MANAGEMENT CORPORATION     PACIFIC ALTERNATIVE ASSET MANAGEMENT
                                           COMPANY, LLC

By: ___________________________________    By: _________________________________

Name: _________________________________    Name: _______________________________

Title: ________________________________    Title: ______________________________

                                   SCHEDULE A

         1. For purposes of calculating the fee to be paid to the Sub-Adviser under this Agreement:

                  "Fund Assets" shall mean the net assets of the Fund;

                  "Other Assets" shall mean the net assets of the portion of assets managed by the Sub-Adviser, excluding the Fund, and managed or advised by the Adviser for which the Sub-Adviser has been appointed sub-adviser by the Adviser, without duplication in the case of any multi-tier structure;

                  "Combined Assets" shall mean the sum of Fund Assets and Other Assets; and

                  "Average Quarterly Net Assets" shall mean the average of the net asset value of the Fund Assets, Other Assets or Combined Assets, as the case may be, as of the last business day of each month in the calendar quarter.

         1. The Sub-Adviser fee shall be paid in arrears (within 14 days of receipt by the Adviser of an invoice from the Sub-Adviser) based upon the Average Quarterly Net Assets of the Combined Assets during the preceding calendar quarter. The fee payable for the calendar quarter shall be calculated by applying the annual rate, as set forth below, to the Average Quarterly Net Assets of the Combined Assets, and dividing by four. The portion of the quarterly fee to be paid by the Adviser to the Sub-Adviser with respect to this Agreement shall be prorated based upon the Average Quarterly Net Assets of the Fund Assets as compared to the Average Quarterly Net Assets of the Combined Assets. For a calendar quarter in which this Agreement becomes effective or terminates, the portion of the Sub-Adviser fee due hereunder shall be prorated on the basis of the number of days that the Agreement is in effect during the calendar quarter.

         3.       The annual rate payable hereunder shall not exceed .80%.